UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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AFFYMETRIX, INC.

(Name of Registrant as Specified in Its Charter)

Origin Technologies Corporation, LLC

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ORIGIN SIGNIFICANTLY ENHANCES ALL-CASH OFFER FOR AFFYMETRIX

RAISES OFFER PRICE TO $17.00 PER SHARE

INCREASES REVERSE TERMINATION FEE TO $100 MILLION

REITERATES INCLUSION OF “HELL OR HIGH WATER” PROVISION TO CONSUMMATE ACQUISITION

Palo Alto, CA – March 22, 2016 – Origin Technologies Corporation, LLC (“Origin”), a newly created entity owned by a group of former Affymetrix executives for the purpose of privatizing Affymetrix, Inc. (“Affymetrix”, NASDAQ: AFFX), today announced that it has submitted a revised proposal to the Affymetrix Board of Directors, increasing the value of its all-cash offer for Affymetrix to $17.00 per share. This increased offer represents an 84.6% premium to Affymetrix’ unaffected closing share price of $9.21 on the last trading day prior to the announcement of Thermo Fisher Scientific Inc.’s (“Thermo”, NYSE: TMO) proposed acquisition of Affymetrix, and offers Affymetrix stockholders a 21.4% premium relative to Affymetrix’ proposed transaction with Thermo, under which Affymetrix stockholders would receive only $14.00 per share in cash.

Origin has also agreed to increase the size of its reverse termination fee to $100 million. Origin further reiterated its intention to include a “hell or high water” provision in the merger agreement obligating itself to take any and all actions required to obtain regulatory approvals, in the event they are required.

The terms of Origin’s revised offer for Affymetrix are otherwise identical to the offer Origin submitted to the Affymetrix Board on March 18, 2016.

The full text of the letter sent by Origin to Affymetrix on March 22, 2016 is as follows:

March 22, 2016

VIA DELIVERY AND EMAIL

Board of Directors of Affymetrix, Inc.

Affymetrix, Inc.

3420 Central Expressway

Santa Clara, CA 95051

Members of the Board of Directors:

I am writing to you to inform you that Origin Technologies Corporation, LLC ("Origin") has significantly enhanced the terms of our proposal to acquire all of the outstanding shares of Affymetrix, Inc. (the "Company"). We are now prepared to offer $17.00 per share in cash, which represents a 84.6% premium to Affymetrix’ unaffected closing share price of $9.21 on the last trading day prior to the announcement of Thermo Fisher Scientific Inc.’s (“Thermo”) proposed acquisition of Affymetrix, and offers Affymetrix stockholders a 21.4% premium relative to Affymetrix’ proposed transaction with Thermo, under which Affymetrix stockholders would receive only $14.00 per share in cash.

Further, in order to provide you an added level of assurance that we are fully committed to the transaction and to demonstrate our confidence in our ability to satisfy our financial obligations, we are prepared to increase the size of our reverse termination fee to $100,000,000. Importantly, this reverse termination fee will be supported by a letter of credit. And as we mentioned in our letter yesterday afternoon, we are very confident in our ability to secure any regulatory approvals should they be required and are prepared to agree to include a “hell or high water” provision in the merger agreement under which we will agree take any and all actions required to obtain regulatory approvals should they be required.

We strongly urge you to take the time needed to closely study and consider our proposal. Importantly, we are not asking you to terminate your existing merger agreement with Thermo Fisher Scientific, Inc. (“Thermo”) at this point in time. Rather, we are asking you to comply with your fiduciary duties to your stockholders by engaging with us on our offer which, given its significant, fully financed premium to Thermo’s existing offer, you must reasonably conclude could reasonably be expected to lead to a superior proposal.

By delaying your March 24, 2016 Special Meeting of Stockholders, you have the opportunity to explore this compelling opportunity to create additional value for your stockholders above and beyond the Thermo transaction. We urge you to take this approach so that, for the benefit of your stockholders, we can allay any concerns you may have with respect to our proposal. Once you engage with us and we are able to share confidential information, we are prepared to provide additional details regarding our financial resources that we are highly confident you will find compelling.

In addition, once we establish communication with the board, we would be willing to entertain creative solutions to achieve a win, win, win solution for all parties while at the same time maximizing stockholder value.

As you know, a decision to postpone the meeting is not a vote against the existing merger; it is, rather, a decision to allow the Affymetrix board an opportunity to comply with its fiduciary duties and engage with Origin to consider its superior proposal.

We look forward to your prompt reply.

Sincerely yours,

/s/ Wei Zhou

Wei Zhou

President

Origin Technologies Corporation, LLC

March 22, 2016

Affymetrix, Inc.

3420 Central Expressway Santa Clara, CA 95051

Re: Acquisition Financing

Ladies and Gentlemen:

Jiaxing TopView Investment Partnership LLP (“TopView”), a financing consortium led by SummitView Capital (“SummitView”), is pleased to provide you with this letter confirming our intent to provide acquisition financing to Origin Technologies Corporation, LLC (the “Company”) to support the acquisition by the Company of Affymetrix, Inc. (the “Transaction”).

TopView intends to provide a total amount of $2,000,000,000 of financing (the “Financing”) at closing to support the Transaction. It is anticipated that TopView will be capitalized with a combination of (i) an equity contribution from SummitView affiliated investment fund(s) and from Zhejiang United Investment Group (“ZUIG”) of $850,000,000 in the aggregate and (ii) debt financing from China Merchants Bank, Shanghai Pudong Development Bank and the Export-Import Bank of China, with whom we have binding available revolving credit facilities, of $1,150,000,000 in the aggregate (however, if that debt financing or the equity financing from ZUIG is not available for any reason, SummitView is prepared and able to provide the full $2,000,000,000 of Financing). We may further syndicate a portion of the foregoing equity commitment to other large investment funds with whom we have relationships and we may further arrange additional credit facilities to cover all or a portion of the foregoing financing from one or more large financial institutions with whom we have relationships, but TopView will in any event remain responsible for the full amount of the Financing. TopView intends to execute a binding funding commitment letter with all fund providers for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. TopView also intends to enter into a binding note purchase agreement with the Company for the full amount of the Financing no later than the date on which a definitive merger agreement is executed between the Company and Affymetrix. Each of the funding commitment letter and the note purchase agreement would provide third party enforcement status to the Company and Affymetrix and the right to specific performance thereof. The material terms of each of the funding commitment letter and the note purchase agreement have been fully negotiated between us and the Company as of the date of this letter.

上海市浦东陆家嘴东方路 18 号保利大厦 E 座 1101 室，邮编：200120

18 Dongfang Road, Poly Plaza, Building E, Suite 1101, Pudong District, Shanghai 200120, P. R. China

电话/Tel: +86-21-50801725 传真/Fax: +86-21-68816012

SummitView has been operating for five years and currently manages ten investment funds with a total of more than $3,000,000,000 under management. SummitView has been the lead equity investor in more than 30 transactions since 2011 and currently has equity investments in more than 70 portfolio companies. SummitView also has undrawn revolving credit lines of approximately $7,000,000,000. SummitView's investment professionals in China are located in Beijing, Shanghai, Shenzhen, Zhejiang and Jiangsu Province and also has investment professionals in California.

We are pleased to confirm that we have received approval from our investment committee to deliver this letter to you.

If you have any questions regarding our capabilities or interest in this Transaction, please feel free to contact the undersigned directly at +86-1391-157-0151. We hope that this letter sufficiently conveys to you our interest in the Transaction.

We look forward to working with you on this Transaction. Sincerely,

Jiaxing TopView Investment Partnership LLP

By:____________________________

Name: Feng Li

General Partner

SummitView Capital

By:____________________________

Name: Feng Li

Founding Partner

Copy to:

Origin Technologies Corporation, LLC

上海市浦东陆家嘴东方路 18 号保利大厦 E 座 1101 室，邮编：200120

18 Dongfang Road, Poly Plaza, Building E, Suite 1101, Pudong District, Shanghai 200120, P. R. China

电话/Tel: +86-21-50801725 传真/Fax: +86-21-68816012

About Origin

Origin Technologies Corporation, LLC is owned by a group of former Affymetrix executives, who share a passion and vision for advancing genomics for precision medicine and other critical applications. The entity was formed for the specific purpose of privatizing Affymetrix. Covington & Burling LLP is acting as legal advisor to Origin in connection with the proposed transaction. For more information, please visit http://origin.acquisitionproposal.com.

Important Additional Information

Origin, Origin’s directors and executive officers and SummitView may be deemed, under rules of the Securities and Exchange Commission (“SEC”), to be participants in the solicitation of proxies from Affymetrix stockholders in connection with a potential acquisition transaction. Additional information regarding the interests of these participants in any solicitation of proxies and a description of their direct and indirect interests, by security holdings or otherwise, will be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available. Affymetrix stockholders are urged to read the proxy statement and other documents filed with the SEC in their entirety if and when they become available because they will contain important information about the transaction. Affymetrix stockholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

Cautionary Statement

Statements about the expected timing, financial impact and effects of the proposed transaction, and other statements in this press release that are not historical facts, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include the actual timing of the closing of the acquisition, the satisfaction of the conditions to closing in the acquisition agreement, any termination of the acquisition agreement and Origin’s potential combination with Centrillion. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date such statements are made. We do not undertake any obligation to update any forward-looking statements to reflect events, circumstances or new information after the date hereof, except as required by law.

Contacts

Media and Investors:

Sard Verbinnen & Co

Megan Bouchier/David Isaacs

415-618-8750

Origin-SVC@sardverb.com